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                                                               EXHIBIT (a)(5)(B)


        THE SHAW GROUP INC. ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER
             FOR $384.6 MILLION OF ITS LIQUID YIELD OPTION(TM) NOTES


Baton Rouge, Louisiana, March 26, 2003 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") today announced that it has completed its tender offer (the "Offer"), announced on February 26, 2003, for $384.6 million of its Liquid Yield Option(TM) Notes due 2021 (Zero Coupon -- Senior) (the "LYONs").

The Offer expired at 4:15 p.m. Eastern time, on Wednesday, March 26, 2003.

Based on preliminary information, the Offer was oversubscribed. As a result, Shaw will accept for payment such LYONs that were validly tendered at or below $645 per $1,000 principal amount of the LYONs on a pro rata basis from among such tendered LYONs. The determination of the final principal amount of the LYONs accepted for payment is subject to the final confirmation of the proper delivery of the LYONs tendered and not properly withdrawn. Shaw will make a final announcement regarding the principal amount of LYONs accepted for payment within three business days.

Credit Suisse First Boston LLC acted as dealer manager, and D.F. King & Co., Inc. acted as the information agent in connection with the Offer.

This announcement is also not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities, with respect to any LYONs.


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For more information, please contact Shaw's Vice President of Corporate
Communications at 225-932-2500.

The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements Except for its obligations under Rule 13e-4(c)(3) and Rule13e-4(e)(3) of the Securities Exchange Act of 1934, as amended, to disclose any material changes in the information previously disclosed to holders of LYONs, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in Section 14-"Certain Significant Considerations" of the Offer to Purchase filed as an exhibit to the Company's Schedule TO filed with the SEC on February 26, 2003 relating to its tender offer, the "Risk Factors" described in Item 7- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Company's annual report on Form 10-K for the fiscal year ended August 31, 2002 and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.